Exhibit 10.14

Amendment N°3

TO

AMENDED AND RESTATED

CONTRACT N° GINC-C-06-0300

By and Between.

GLOBALSTAR, INC.

and

THALES ALENIA SPACE FRANCE

AMENDMENT N° 3 TO THE CONTRACT GINC-C-06- 0300 BETWEEN GLOBALSTAR, INC.	AND THALES
ALENIA SPACE FRANCE

This Amendment N°3 to the Amended & Restated Contract signed on June 3, 2009, referenced GINC-C-06-0300 is made between Thales Alenia Space France, a Company organised and existing under the laws of France, having its registered office at 26 avenue Jean Francois Champollion 31100 Toulouse — FRANCE ("Contractor") and Globalstar, Inc., a Delaware corporation with offices at 461 South Milpitas Blvd., Milpitas, California 95035, U.S.A. ("Purchaser").

The Purchaser and the Contractor being hereinafter individually referred to as a "Party" or collectively as the "Parties".

Recitals

Whereas, the Purchaser and the Contractor signed an Amended and Restated Contract on June 3, 2009, for the procurement of forty eight (48) satellites and other Deliverable Items and related services for the Construction of the Globalstar Satellites for the Second Generation Constellation ; and

Whereas; pursuant to the provisions of Article 32 of the Contract, the Purchaser and the Contractor have agreed to sign an Amendment N° 1 to the Amended and Restated Contract on January 18, 2010 for the purpose of postponing certain dates including shifting the contractual PSR dates according to the effective date of the first draw down under the Export Credit Facility which occurred on July 1st 2009 instead of June 5th 2009, as initially foreseen; and

Whereas, following an earthquake in Italy on April 2009 affecting Contractor's Facilities in l'Aquila (the "Event"), the Parties have agreed to sign an Amendment N° 2 to the Amended & Restated Contract on January 18, 2010 for the purpose to include the impact of the Event on the Delivery Schedule taking into account the corresponding Excusable Delays and to modify the contractual Payment Plan in order to reflect in it the current estimation of the impact of the Event on the Delivery Schedule ; and

Whereas, as set forth in Article 16(D), the Parties hereby agree to modify certain provisions of the Amended and Restated Contract and its Exhibits in order to integrate the flow-down requirements of the Launch Services Ageement applicable to Contractor regarding allocations of risk, waivers of subrogation, indemnifications and inter-party waivers of liability involved in Launch Operations;

THEREFORE, THE PARTIES AGREE TO THE FOLLOWING:

AMENDMENT N° 3 TO THE CONTRACT GINC-C-06- 0300 BETWEEN GLOBALSTAR, INC.	AND THALES
ALENIA SPACE FRANCE

The following, provisions of the Amended and Restated Contract are added or amended as follows:

1.1	Article 1. Definitions.

The following definitions are added to the Contract:

-	"Associated Services" means the supplementary launch services specified in Launch Services Agreement.

-
"Launch Campaign" means, with respect to each launch, the period beginning from the date of arrival of individuals of Purchaser or Purchaser's contractors, subcontractors and suppliers at any tier or Purchaser Ground Support Equipment (GSE) to the Launch Site or from the date on which Purchaser begins autonomous operations on the Satellite, whichever is earlier, until the date on which Purchaser completes placement of all Purchaser GSE into a stand-by or storage phase condition or until the date on which all Purchaser GSE is removed from the Launch Site

-	"Launch Mission" means the mission assigned to the Launch Vehicle as defmed in Launch Services Agreement.

The following definitions in the Contract are modified as follow's:

- "Launch Services Provider" or "Launch Agency" shall mean each company with whom Purchaser contracts for the launch of one or more Spacecraft.

- "Launch Site" shall generally mean each launch facility provided by a; Launch Services Provider, including all buildings and testing, storage and other facilities thereon. For the 24 first Spacecraft to be launched, it shall mean the SOYUZ launch complex at the GUIANA Space Center (CSG) in. Kourou, French Guiana, or the SOYUZ launch complex at the Baikonur Space Center (BSC), in Baikonur, Kazakhstan, including all their facilities and equipment depending on the launch site selected by ARIANESPACE in accordance with Launch Services Agreement signed between the Purchaser and ARIANESPACE.

-
"Launch Vehicle" shall generally mean each vehicle provided by the Launch Services Providers on which one or more Spacecraft are to be launched. The List of possible Launch Vehicles is included in section 1.1 of Exhibit A. For the 24 first Spacecraft to be launched, it shall mean a vehicle belonging to the SOYUZ launch vehicle family chosen by ARIANESPACE, to perform the Launch Mission as defined in. the Launch Services Agreement signed between the Purchaser and ARIANESPACE.

1.2	Article 34 General Provisions.

Paragraph (H) is added as follows:

(H) Launch Services Agreement (LSA) flow-down

For the purposes of this Section (H):
(i) Contractor is not considered a contractor, subcontractor or supplier of Purchaser; and

(ii) the terms "Launch Services", "Associated Services", "Launch Agency", "Launch Vehicle", "Satellite", "Launch Site", "Launch Campaign" and "Intentional Ignition" are as defined in the Launch Services Agreement signed between the Purchaser and ARIANESPACE.

AMENDMENT N° 3 TO THE CONTRACT GINC-C-06- 0300 BETWEEN GLOBALSTAR, INC.	AND THALES
ALEN1A SPACE FRANCE

Each Party shall bear any and all loss or damage to property and any bodily injury (including death) and all direct and indirect consequences of such loss, damage or bodily injury (including death) which it or its contractors and subcontractors at any tier, including suppliers of any kind, that are involved in the performance of this Contract (such respective contractors and subcontractors, hereinafter referred to in this Section (H) as "Associated Suppliers"), and in the case of Purchaser, the Launch Agency and the Launch Agency's Associates (as defined below) may sustain, directly or indirectly, arising out of or involved in the provision of the Launch Services or Associated Services or Services (as defined this Contract) performed under or related to performance of this Contract. Furthermore, there shall be no liability of the Launch Agency or the Launch Agency's Associates (as defined below) for any loss or damage to Contractor or Purchaser or their respective Associated Suppliers resulting from the intentional destruction of the Launch Vehicle(s) or Satellite(s) in furtherance of Launch Site safety measures.

Each Party hereby irrevocably agrees to be bound by a no-fault, no-subrogation inter-party waiver of liability and related indemnity provisions and waives the right to make any claims or to initiate any proceedings whether judicial, arbitral, or administrative on account of any loss, damage or bodily injury (including death) against the other Party or that Party's Associated Suppliers, the Launch Agency and the Launch Agency's Associates (as defined below) arising out of or relating to the provision of Launch. Services or Associated Services or Services (as defined in this Contract) performed under or related to performance of this Contract for any reason whatsoever (the foregoing waiver and indemnity referred to in this Section (H) as the "Inter-party Waiver").

Contractor acknowledges that Purchaser has entered into an LSA entitled LAUNCH SERVICES AGREEMENT FOR THE LAUNCHING INTO LOW EARTH ORBIT OF THE GLOBALSTAR SATELLITES BY THE SOYUZ LAUNCH VEHICLE with ARIANESPACE (the "Launch. Agency"), a company organized under the laws of France, effective 5 September 2007. For purposes of this Section (H), the Launch Agency's Associates (as such term is used in this Section (H)) shall include, without limitation, any of the Launch Agency's employees, officers or agents and any of the Launch Agency's suppliers, contractors and subcontractors at any tier.

Inter-party Waiver of Liability and Indemnification
Each Party shall take all necessary and reasonable steps to prevent or cause the withdrawal of claims for loss, damage or bodily injury (including death) by any of its Associated Suppliers, and in the case of Purchaser the Launch Agency and the Launch Agency's Associates, that is within the scope of the Inter-party Waiver of Liability and Indemnification. Each Party shall require its Associated Suppliers, and in the case of Purchaser the Launch Agency, to agree to a no fault, no subrogation Inter-party Waiver of Liability and Indemnity for loss, damage or bodily injury (including death) that it or its respective contractors and subcontractors at any tier may sustain that is identical to the Parties' respective undertakings under this Section (II).

Each Party shall indemnify and hold harmless the other Party and/or its Associated Suppliers, and in the case of Purchaser the Launch Agency and the Launch Agency's Associates, from and against any claim made by the indemnifying Party and/or any of its respective Associated Suppliers, and in the case of the Purchaser the Launch Agency and the Launch Agency's Associates, that is within the scope of the Inter-party Waiver, or by any insurer(s) identified below, resulting from the failure of the indemnifying. Party to waive any liability against, or to cause any other person the indemnifying Party is obligated to cause to waive any liability against, the Launch Agency and the Launch Agency's associates or the other Party and/or its Associated Suppliers as required under this Section (H).

Waiver of Subrogation
The Parties shall use reasonable efforts to obtain from their respective insurers, and shall require their respective. Associated Suppliers (and their respective contractors and subcontractors) that are involved in the performance of this Contract or the LSA, and in the case of Purchaser the Launch Agency and the Launch Agency's Associates, to use reasonable efforts to obtain from their respective insurers an express waiver of such insurers' rights of subrogation with respect to any and all claims that have been waived pursuant to this Section (H).

Survival of Obligations
The provisions of this Section (H) shall survive and remain in full force and effect, notwithstanding the expiration or termination of this Contract.

AMENDMENT N° 4 TO THE CONTRACT GINC-C-06- 0300 BETWEEN GLOBALSTAR, INC.	AND THALES
ALEN1A SPACE FRANCE

Third Party Liability Insurance
With respect to third party liability for death or bodily injury or for the loss or damage to property that may be sustained, and any consequences thereof resulting from, or arising in connection with the performance of the Launch Services for the Satellites, Purchaser shall use reasonable efforts to require the Launch Agency to include Contractor and its Associated Suppliers as additional insureds under the third party liability insurance policy that is provided or required to be provided by or through the Launch Agency under the LSA.

For the Launch Services provided under LSA, Purchaser represents that the LSA requires that Launch Agency shall take out an insurance policy at no cost to Purchaser or Contractor, to protect itself, Purchaser, Contractor and their respective Associated Suppliers against liability for property loss or damage and bodily injury (including death) that third parties may sustain and that is caused by activities of Purchaser, Contractor and/or their respective Associated Suppliers and/or the Launch Agency, and the Launch Agency's Associates within the Launch Site Such insurance shall be in the amount of Sixty Million United States Dollars (US $60,000,000), and shall come into effect as of the beginning of the Launch Campaign and last until its end Purchaser further represents that the LSA requires that Launch Agency shall take out an insurance policy at no cost to Purchaser or Contractor to protect itself, Purchaser and Contractor and their respective Associated Suppliers against liability for property loss or damage and bodily injury (including death) that third parties may sustain and that is caused by the Launch Vehicle(s), and/or the Satellite(s), and/or their components or any part thereof. Such insurance shall be in the amount of One Hundred Million United States Dollars (US $100,000,000), and shall come into effect as of Intentional Ignition and shall be maintained for a period of the lesser of twelve (12) months or so long as all or any part of the Launch Vehicle, and/or the Satellite(s), and/or their components remain in orbit.

Applicable Law
Notwithstanding the provisions of Section (E) of Article 34 hereof, with respect to choice of law, in the event of any legal dispute arising between the Parties regarding the Inter-party Waiver of Liability and Indemnification undertaken pursuant to this Section (H), which dispute includes claims made by or against the Launch Agency or the Launch Agency's Associates, the provisions of this Section (H) shall be subject to interpretation in conformity with the choice of law set forth in the LSA, which is French law.

1.3                                             All of the terms, covenants and conditions of the Contract as may already have been amended shall remain in full force and effect except to the extent the same have been expressly amended or modified by the terms of this Amendment N°3.

1.4                                              All capitalized terms not otherwise defined in this Amendment N°3 shall have the meanings for such terms as set forth in the Contract.

Execution

In witness whereof, the Parties have duly executed this Contract Amendment.

Globalstar, Inc.	Thales Alenia Space France
By: /s/ Paul Rosati	By: /s/ Le Bourlout Isabelle
Name: Paul Rosati	Name: Le Bourlout Isabelle
Title: Contracts Manager	Title: Director Contract Office
Date: 23 August 2010	Date: 23 August 2010